EXHIBIT 11.1

                                SHOWPOWER, INC.
                     COMPUTATION OF INCOME PER COMMON SHARE
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                                                         1997
                                                                             1996         1997       SUPPLEMENTAL*
                                                                           --------    ----------    -------------
Net income..............................................................   $172,401    $  930,604
Weighted average shares outstanding.....................................    990,294     1,724,580
Dilutive effect of restricted stock after application of treasury stock
  method................................................................         --        76,563
Shares used in calculating diluted income per share.....................    990,294     1,801,143
Basic net income per share..............................................   $   0.17    $     0.54
Diluted net income per share............................................   $   0.17    $     0.52
Pro forma:
Pro forma net income....................................................   $103,021    $  632,370     $   632,370
Weighted average shares outstanding.....................................    990,294     1,724,580       1,783,117
Dilutive effect of restricted stock after application of treasury stock
  method................................................................         --        76,563          76,563
Shares used in calculating diluted income per share.....................    990,294     1,801,143       1,859,680
Pro forma basic net income per share....................................   $   0.10    $     0.37     $      0.35
Pro forma diluted net income per share..................................   $   0.10    $     0.35     $      0.34

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* Dilutive effect of distribution to shareholders after application of treasury stock method is an additional 58,537 shares.

                                SHOWPOWER, INC.
                     COMPUTATION OF INCOME PER COMMON SHARE
               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998


                                                                                            1997          1998
                                                                                         ----------    ----------
Net income (loss).....................................................................   $  (39,252)   $   85,381
Weighted average shares outstanding...................................................    1,159,080     1,913,080
Dilutive effect of restricted stock after application of treasury stock method........           --       105,048
Shares used in calculating diluted income per share...................................    1,159,080     2,018,128
Basic net income (loss) per share.....................................................   $    (0.03)   $     0.04
Diluted net income (loss) per share...................................................   $    (0.03)   $     0.04
Pro forma:
Pro forma net income (loss)...........................................................   $  (41,708)   $  (19,330)
Weighted average shares outstanding...................................................    1,159,080     1,913,080
Dilutive effect of restricted stock after application of treasury stock method*.......           --            --
Shares used in calculating diluted income per share...................................    1,159,080     1,913,080
Pro forma basic net income (loss) per share...........................................   $    (0.04)   $     0.01
Pro forma diluted net income (loss) per share.........................................   $    (0.04)   $     0.01

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* Restricted shares are antidilutive for pro forma diluted and supplemental EPS as a result of pro forma loss.